Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Year Ended October 31, 2011

WATERTOWN, CT -- (Marketwire - January 27, 2012) - Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) announced its financial results for its fiscal year that ended October 31, 2011. These results will be filed on Form 10-K with the Securities and Exchange Commission today.

Total sales for fiscal 2011 increased $3.8 million, or 6%, to $71.6 million from $67.8 million for fiscal 2010. Excluding the sales increases that were due to acquisitions, sales increased 4% in fiscal year 2011 compared to the same period in 2010. Gross profit increased $259,000, or 1%, for the year ended October 31, 2011 to $37.2 million from $37 million in the year earlier. Gross profit as a percentage of sales decreased to 52% in 2011 from 55% in 2010.

Operating income in fiscal 2011 was $4.5 million, a $1.6 million decrease from fiscal 2010. Other income benefited in fiscal 2010 from a one-time increase in non-operating income of $3.5 million which did not recur in 2011. Total pre-tax income in fiscal 2011 was $2.3 million compared to $7.2 million in fiscal 2010.

Net income for the most recent fiscal year decreased to $1.5 million from $4.3 million in the previous fiscal year. Consequently, earnings per share decreased to $.07 per share in 2011 from $.20 per share in 2010.

"2011 has been a year of transformation for us. While we increased sales through expansion and acquisition, our margins decreased due to higher commodity costs and the change in our product mix and administrative expenses increased," said Peter Baker, C.E.O. of Crystal Rock Holdings, Inc. "We have been focused on a plan to invest in a personnel and information technology infrastructure to support our broad range of products and to deliver a premiere customer experience. We expect this to result in future sales growth and, although the incremental sales will yield a lower margin, increased profitability. We expect this transformation to continue into 2012," he concluded.

Crystal Rock Holdings, Inc. (NYSE Amex: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                                     Twelve Months Ended:
                                                 ---------------------------
                                                  October 31,   October 31,
                                                      2011          2010
                                                 ------------- -------------
(000's $)

Sales                                            $      71,610 $      67,781

Income from operations                           $       4,507 $       6,133

Net Income                                       $       1,486 $       4,256

Basic net earnings per share                     $        0.07 $        0.20
Diluted net earnings per share                   $        0.07 $        0.20

Basic Wgt. Avg. Shares Out. (000's)                     21,389        21,477
Diluted Wgt. Avg. Shares Out. (000's)                   21,389        21,477

Note: This press release contains a forward-looking statement about executing a growth plan and diversifying our sales base to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2011, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15